UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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AT HOME GROUP INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Supplement dated June 7, 2018 to the Proxy Statement dated May 18, 2018

The information set forth below was included under “Part II—Item 5. Other Information” in At Home Group Inc.’s (the “Company”) Quarterly Report on Form 10-Q for the thirteen weeks ended April 28, 2018, previously filed with the Securities and Exchange Commission (the “SEC”) on June 7, 2018.

Equity Incentive Grants to Chief Executive Officer

On June 7, 2018, the Board of Directors (the “Board”) of the Company approved granting to Lewis L. Bird III, the Company’s Chairman and Chief Executive Officer, a special nonqualified stock option award (the “CEO Special Option Grant”) with a grant date of June 12, 2018 (the “Date of Grant”), which is the day on which the Company’s trading window period opens.  Pursuant to the CEO Special Option Grant, Mr. Bird has the right to purchase a number of shares of the Company’s common stock equal to the sum of (i) 1,500,000 shares plus (ii) a number of shares of common stock having a fair value (as estimated using the Black Scholes option pricing model) as of the Date of Grant, as determined by the Board, equal to the product of (x) 1.5 million and (y) the amount by which the fair market value of a share of common stock on the Date of Grant exceeds $31.56, which is the fair market value of a share of common stock on April 3, 2018, the date on which certain options were granted to other Company management team members.  The options granted under the CEO Special Option Grant will have a strike price equal to the closing price per share of the Company’s common stock on the New York Stock Exchange (“NYSE”) on the Date of Grant.  Following this award, the Board does not intend to provide annual equity grants to Mr. Bird for the next four years.  Assuming the CEO Special Option Grant had been made at a price per share of common stock of $34.87 (the closing price per share of the Company’s common stock on June 1, 2018), the total number of shares issuable pursuant to the CEO Special Option Grant would be approximately 1,764,000 (i.e., 1,500,000 plus 264,000 shares).  The actual number of shares subject to the CEO Special Option Grant may be different than the number used for the calculations above, depending on whether the closing price per share of common stock on the Date of Grant is higher or lower than the closing price on June 1, 2018 (the date used for the calculations above).

The CEO Special Option Grant was issued pursuant to the terms and conditions of the At Home Group Inc. Equity Incentive Plan (the “Equity Plan”) and a notice of grant and nonqualified stock option award agreement substantially in the form attached as Exhibit 10.1 to this Quarterly Report on Form 10-Q and incorporated herein by reference.  The CEO Special Option Grant has a seven year term, is immediately vested as of the Date of Grant and is exercisable for restricted shares of common stock of the Company subject to transfer restrictions that lapse on the fourth anniversary of the Date of Grant, subject to Mr. Bird’s remaining employed by the Company as of the fourth anniversary of the Date of Grant, except as otherwise described below.

If, prior to the fourth anniversary of the Date of Grant, Mr. Bird is terminated by the Company without Cause, resigns for Good Reason (as such terms are defined in his employment agreement) or ceases employment due to death or Disability (as defined in the Equity Plan) (any such event, a “Qualifying Termination Event”), the transfer restrictions will lapse as of the date of such Qualifying Termination Event.  In addition, the transfer restrictions will lapse upon a Change in Control (as defined in the Equity Plan).  To the extent that the transfer restrictions on the restricted shares issuable pursuant to the CEO Special Option Grant have not lapsed on or prior to the eighth anniversary of the Date of Grant, such restrictions shall automatically lapse as of the eighth anniversary of the Date of Grant regardless of whether or not Mr. Bird has experienced a Qualifying Termination Event on or prior to such eighth anniversary.  While the transfer restrictions remain in place, any restricted shares delivered upon exercise of the CEO Special Option Grant are subject to a clawback at the lesser of cost and the then-fair market value of such shares in the event Mr. Bird breaches any restrictive covenants to which he is bound in favor of the Company.

As a result of the immediate vesting of the CEO Special Option Grant, the Company will recognize the full amount of the associated non-cash equity compensation expense in the second quarter of fiscal 2019, and such expense will be excluded from the Company’s calculation of Pro Forma Adjusted Net Income and Pro Forma Adjusted Earnings per Share.  The actual amount of such expense will be finalized upon the calculation of the number of shares subject to the CEO Special Option Grant as of the close of trading on the NYSE on the Date of Grant.    If the CEO Special Option Grant had been made based on an assumed stock price of $34.87, which was the closing price of the Company’s common stock on June 1, 2018, the total amount of the associated non-cash stock-based compensation expense would have been approximately $33.2 million.  Each $1.00 per share increase or decrease in the closing price of the Company’s common stock would result in a corresponding increase or decrease in aggregate stock-based

compensation expense of approximately $2.3 million.   The expense associated with the CEO Special Option Grant will be incremental to the Company’s ongoing stock-based compensation expense.

Important Information

The Company has filed a definitive proxy statement (the “Proxy Statement”) on May 18, 2018 in connection with its 2018 Annual Meeting of Stockholders to be held June 19, 2018. In connection with its 2018 Annual Meeting of Stockholders, the Board recommended that its stockholders approve an amendment to the Equity Plan to increase the number of shares available for issuance pursuant to awards made under the Equity Plan by 3,500,000 shares (the “Equity Plan Proposal”). The Proxy Statement, any amendments thereto and any other relevant documents, and other materials filed with the SEC concerning the Company are (or will be, when filed) available free of charge at http://www.sec.gov or from the Company by accessing its website at http://investor.athome.com under the heading of “Financial Information” and then “Annual Reports & Proxy Statements.”  Stockholders should read carefully the Proxy Statement and any other relevant documents that the Company files with the SEC when they become available before making any voting decision because they contain important information.

After mailing the Proxy Statement, the Board approved the CEO Special Option Grant, as described above, in order to retain the services of and provide incentives for Mr. Bird. The equity awards previously granted to Mr. Bird, both prior to and at the time of the Company’s initial public offering in 2016, had each fully vested before the date the CEO Special Option Grant award was approved. With respect to the grants made at the time of the Company’s initial public offering, vesting has occurred based on the Company having achieved a series of increasing Company share price goals, the last of which was met on May 23, 2018. In light of these awards being fully vested, the Board determined that it was desirable and in the best interest of the Company to provide a significant new equity grant to Mr. Bird to continue to provide him with meaningful incentives, the proceeds of which will become available to Mr. Bird over time, and to continue to align Mr. Bird’s interests with those of the Company’s stockholders. The number of Shares covered by the CEO Special Option Grant equals the sum of (i) 1,500,000 shares plus (ii) a number of shares of common stock having a fair value (as estimated using the Black Scholes option pricing model) as of the Date of Grant, as determined by the Board, equal to the product of (x) 1.5 million and (y) the amount by which the fair market value of a share of common stock on the Date of Grant exceeds $31.56, which is the fair market value of a share of common stock on April 3, 2018, the date on which certain options were granted to other Company management team members. Consistent with current Company practice, the Date of Grant of June 12, 2018 was set to coincide with the opening of the trading window under the Company’s securities trading policy.  Following the award of the CEO Special Option Grant, the Board does not intend to provide annual equity grants to Mr. Bird for the next four years.

The CEO Special Option Grant has been designed with a focus on retention in the near term and for the next several years, with transferability restrictions lapsing on the fourth anniversary of the Date of Grant, to the extent Mr. Bird remains an employee of the Company on such date, or earlier if he experiences a qualifying termination event prior to such date.  If Mr. Bird is not an employee of the Company as of the fourth anniversary of the Date of Grant (other than due to a qualifying termination event) the underlying shares will be subject to transfer restrictions until the eighth anniversary of the Date of Grant.

The CEO Special Option Grant impacts the Equity Plan Proposal as follows:

•                  The number of shares subject to outstanding grants as of June 1, 2018 after giving effect to the CEO Special Option Grant (assuming for this purpose that the CEO Special Option Grant represents options to purchase 1,764,000 shares of Company common stock) equals 5,082,800; and

•                  The number of shares available for future grants, after giving effect to the increase requested pursuant to the Equity Plan Proposal, as well as forfeitures through June 1, 2018, and the CEO Special Option Grant (assuming for this purpose that the CEO Special Option Grant represents options to purchase 1,764,000 shares of Company common stock), is 4,431,988.

No change is being made to the number of shares being requested as part of the Equity Plan Proposal in light of the CEO Special Option Grant. The request remains an increase of 3,500,000 shares in the number of shares reserved for issuance under the Equity Plan.

The amendment to the Equity Plan, as described in the Equity Plan Proposal, is being presented for stockholder approval at the Company’s 2018 Annual Meeting of Stockholders. Any vote “FOR” or “AGAINST” the Equity Plan Proposal using the proxy card previously made available by the Company to the stockholders of record of the Company on the record date for the 2018 Annual Meeting of Stockholders or by using the voting instruction card made available to the beneficial owners by their broker, bank or another nominee will be counted as a vote “FOR” or “AGAINST” the increase in the number of shares available under the Equity Plan as described in the Equity Plan Proposal. If any stockholder has already returned his or her properly executed proxy card or voted via the Internet or by telephone and would like to change his or her vote on any matter, such stockholder may revoke his or her proxy before it is voted at the 2018 Annual Meeting of Stockholders by submission of a proxy bearing a later date via the Internet, by telephone, by mail or by attending the 2018 Annual Meeting of Stockholders in person and casting a ballot or as otherwise described in the Company’s Proxy Statement. To be approved, the Equity Plan Proposal must be approved by a majority of the votes cast by the stockholders present in person or by proxy, meaning the votes cast by the stockholders “FOR” the approval of the proposal must exceed the number of votes cast “AGAINST” the approval of the proposal.

The Company will not make available or distribute, and stockholders do not need to sign, new proxy cards or submit new voting instructions solely as a result of the CEO Special Option Grant described above.